Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 3rd day of March, 2010 (the “Effective Date”).

BETWEEN:

Blue Sphere Corporation, a Nevada company with a business office in
Hong Kong (formerly Jin Jie Corp.),
(the “Company”)

AND:

Shlomo Palas, an individual currently residing at Rosh Ha’ayin, Israel.
(the “Executive”)

WHEREAS:

A.    The Company has, subject to the completion of certain conditions by the Company, agreed to engage the Executive to serve in the role of the Chief Executive Officer of the Company;

B.    The Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company and that each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof; and

C.    “PDD” means a document, prepared by an outsourced professional entity that presents information on the essential technical and organizational aspects of a project activity and is used for the registration of the project with the UNFCCC. The PDD contains information on the project activity, the approved baseline methodology applied to the project activity, and the approved monitoring methodology applied to the project. It discusses and justifies the choice of baseline methodology and the applied monitoring concept, including monitoring data and calculation methods.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
CONTRACT FOR SERVICES

1.1	Engagement of Executive. The Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

(a)
Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement will commence on the date of execution hereof (the “Commencement Date”) and will continue for a period of two (2) years from the Commencement Date (the “Term”). The Term will terminate immediately unless the following conditions are satisfied on or before April 15, 2010 or on an extended date as per 1.1(b) below, and in such case, this Agreement will be null and void ab initio:

(i)	the Company has entered into two (2) fully-executed agreements with two separate parties, each unrelated and arm’s length to each other and to the Chairman, for carbon credit services; and

(ii)	the Company has entered into two (2) signed memorandums of understanding with two separate parties, each unrelated and arm’s length to each other and to the Chairman, for carbon credit services;

(b)
However, notwithstanding the above, if receipt of $500,000 less legal fees deducted (to a maximum of $50,000) necessary for the operation of the activities of an Israeli Subsidiary of the Company (the “Israeli Subsidiary”) via a shareholders loan or capital injection by the Company (the “Funds”) in the bank account of the Israeli Subsidiary (the “Bank Account”) is delayed beyond March 1, 2010, then the date of April 15TH 2010, shall be extended on a day for day basis, until the funds are received in the Bank Account.

1.2
Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote the Executive’s time, attention and best efforts to further the business and interests of the Company during the Term. The Company acknowledges that the Executive is engaged in other business activities that commenced prior to this agreement and the Executive declares that these other activities will not be an obstacle to the commitments he is undertaking under this agreement.

1.3	Duties. The Executive’s services hereunder will be provided on the basis of the following terms and conditions:

(a)	Reporting directly to the Board of Directors of the Company, the Executive will serve as the Chief Executive Officer of the Company;

(b)
The Executive will be responsible for setting the overall corporate direction for the Company, including establishing and maintaining budgets for the Company and ensuring the Company has adequate capital for its operations, marketing and general corporate activities, all subject to any applicable law and to instructions provided by the Board of Directors of the Company from time to time;

The Executive will plan and direct the organization's activities to achievestated/agreed targets and standards for financial and trading performance, quality, culture and legislative adherence. He will recruit, select and develop executive team members and direct functions and performance via the executive team.

(c)	The Executive will play a leading role in fundraising activities

(d)
The Executive will faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive will provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability, the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained.

(e)	The Executive will assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company.

(f)	The Executive will report the results of his duties hereunder to the Company as it may request from time to time.

ARTICLE 2
COMPENSATION

2.1	Remuneration.

(a)
For services rendered by the Executive during the Term, the Executive will be paid a monthly remuneration, payable within 10 days after the end of each month against an invoice, at a gross monthly rate of US$10,000 + VAT (the “Fee”). Subsequently, the Fee will increase to a gross monthly rate of USD $15,000 + VAT upon the completion of PDDs for two projects. The Fee will be paid in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Any deductions required to be made by the Company and submitted to relevant tax or other authorities will be deducted at source. Payments may be made through an Israeli Subsidiary.

(b)
The Executive’s position with the Company is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israel Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

2.2	Stock Options.

(a)
“Executive’s Stock Options”:For the purposes of this Agreement,“Executive’s Stock Options” means nine (9%) percent of the common shares in the capital of the Company as of the Effective Date to vest in accordance with this paragraph 2.2 and the Company’s Stock Option Plan.

(b)
As of the Commencement Date, the Company will grant to the Executive the Executive’s Stock Options, exercisable at a price of $0.001 per share for a term of two years from the Commencement Date. At the end of each 3 months’ employment hereunder, 12.5% of the Executive’s Stock Options shall vest. Other than in paragraph 2.2(c), common shares issued on exercise of the Executive’s Stock Options may not be sold for two years after the Effective Date.

(c)
Notwithstanding the foregoing, all of the Executive’s Stock Options will vest upon: (i) the Company ending the Executive’s employment pursuant to paragraph 5.3 hereunder without cause; or (ii) an event of a merger or acquisition by a third party of substantially all the Company or other “exit event” for all shareholders of the Company (each such event an “Exit”), in which Exit the Executive will be entitled to exercise his Executive’s Stock Options and join with customary rights of “tag-along” and shall consequently be entitled to sell the entirety of his common shares at the Exit price per share of the selling shareholders in such Exit. Notwithstanding section (ii) above, in the event of an Exit where the Executive is requested to remain employed by the Company on terms no less favorable to him than under this Agreement but he refuses to remain so employed, the Executive’s Stock Options will vest as per paragraph 2.2(b).

(d)
The terms regarding the Executive’s Stock Options shall be documented in a formal option agreement between the Company and the Executive in the form appended as Schedule “A” to be executed simultaneously with this Agreement.

2.3	Incentive Plans The Executive will be entitled to participate in any bonus plan or incentive compensation plans for its employees, adopted by the Company.

2.4
Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive and pre-approved by the board in connection with his duties within previously approved budgets upon submission of a monthly statement of expenses. This includes, but not only, payments of expenses incurred when traveling abroad, per diem payments for travel abroad according to the rules set forth by the Israeli Tax Authorities and others.

2.5
Vacation; Recreation Pay. The Executive will be entitled to cumulative paid vacations of twenty (20) days per year. In addition, the Executive will be entitled to sick leave according to applicable law, but will not be entitled to Recreation Pay. The Executive will not be entitled to any other benefits whatsoever.

2.6	Annual Review. The compensation payable and the method of payment to the Executive under this Article 2 will be reviewed after 1 year from the date of this agreement by the Board of the Company.

ARTICLE 3
INSURANCE AND BENEFITS

3.1
Liability Insurance Indemnification. The Company will insure the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

ARTICLE 4
CONFIDENTIALITY AND NON-COMPETITION

4.1	Maintenance of Confidential Information.

(a)
“Confidential Information”: For the purposes of this Agreement, Confidential Information” shall include all information of a confidential nature, that has been or will be disclosed to the Executive by the Company or any person or entity on its behalf, and includes, without limitation, any and all developments, trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.

(b)
The Executive acknowledges that, in the course of employment hereunder, the Executive will, either directly or indirectly, have access to and be entrusted with Confidential Information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers.

(c)
The Executive acknowledges that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees that, during the Term and for a period of two years thereafter, the Executive will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

(d)
The Executive agrees that, upon termination of his services for the Company, he will immediately surrender to the Company all Company Confidential Information then in his possession or under his control.

4.2
Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Company’s Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

4.3
Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.4
Non Competition. The Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company’s business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within 12 months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

4.5	No Solicitation.

(a)
“Customer”: For the purposes of this Agreement, “Customer” means any Person who is, at any time during the Term and for a period of 12 months following termination of the Executive’s employment for any reason, a customer of the Company or any of its affiliates that the Executive knew or ought reasonably to have known was a customer of the Company or any of its affiliates, or any Person with whom contact is made during such period for the purpose of persuading such Person to become a customer of the Company or any of its affiliates, provided that the Executive knew or ought reasonably to have know such contact was made.

(b)
“Person”: For the purposes of this Agreement, “Person” means an individual, corporation, partnership, trustee, trust, unincorporated association, organization, syndicate, joint venture, limited liability company, executor, administrator or other legal or personal representative, government entity or any other entity recognized by law.

(c)
The Executive covenants and undertakes that he will not, at any time during the Term and for a period of 12 months following termination of his employment for any reason, directly or indirectly, in any way:

(i)
solicit, hire or engage the services of any employee or consultant the Company or its affiliates or persuade or attempt to persuade any such individual to terminate his employment or relationship with the Company or any of its Affiliates;

(ii)
persuade or attempt to persuade any Customer to restrict, limit or discontinue purchasing or retaining the services provided by the Company or any of its affiliates to any such Customer or to reduce the amount of business which any such Customer has customarily done, or contemplates doing, with the Company or any of its affiliates in respect of the Company’s business, or to solicit or take away, or attempt to solicit or take away, from the Company or any of its affiliates any of its Customers in respect of the Company’s business.

4.6
Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 4 will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that, in the event of any such violation or threatened violation, the Company will, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.7
Reasonable Restrictions. The Executive agrees that all restrictions in this Article 4 are reasonable and valid in order to protect the business and proprietary interests of the Company, both as to the duration of time and any geographic limitation therein provided, based on the present business, plans and prospects of the Company and that compliance with the provisions of this Agreement will be unduly burdensome on him or deprive him of a means of livelihood.

ARTICLE 5
TERMINATION

5.1	Definitions

(a)	“Cause”: For the purposes of this Agreement, “Cause” means that the Executive has:

(i)	committed an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(ii)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(iii)	intentionally or wrongfully disclosed any of the Confidential Information;

(iv)	made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(v)	accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

(vi)	fundamentally breached any of the Executive’s material covenants contained in this Agreement; or

(vii)
willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal.

(b)	“Terminated For No Cause”. For the purposes of this Agreement, “Terminated For No Cause” means any event of termination that is not a result of the events described in clause 5.1(a) above.

(c)
“Intentional”: For the purposes of this Agreement, an act or omission on the part of the Executive will not be deemed “intentional,” if it was due to an error in judgment or negligence, but will be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

(d)
“Disability”: For the purposes of this Agreement, "Disability" will mean any physical or mental illness or injury as a result of which the Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability will occur upon the end of such six-month period.

5.2	Termination For Cause or Disability. This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the Disability of Executive.

5.3
Termination For No Cause. This agreement may be Terminated For No Cause by any of the parties with a prior notice of 6 months if terminated within a period of 24 months from the closing date or with a notice of 3 months if terminated after 24 months from the closing date. During the notice period, both parties to this Agreement will fulfil their duties and obligations under this Agreement.

5.4
Severance for Termination With Cause. If the Company terminates the Executive’s employment for Cause, then the Company will not be obligated to pay the Executive any severance payments or provide any notice whatsoever to the Executive.

5.5
Limitation of Damages. It is agreed that, in the event of termination of employment, neither the Company, nor the Executive will be entitled to any notice, or payment in excess of that specified in this Article 5.

5.6
Return of Materials. Within three (3) days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Company’s Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

5.7	Effect of Termination. Sections 4, 5.5 and 8.11 hereto will remain in full force and effect after termination of this Agreement, for any reason whatsoever

ARTICLE 6
MUTUAL REPRESENTATIONS

6.1	The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and

(b)	do not require the consent of any person or entity.

6.2	The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and

(b)	do not require the consent of any person of entity.

6.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 7
NOTICES

7.1
Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Blue Sphere Corporation
409 - 4th Floor, Tsui King House
Choi Hung Estate
Hong Kong

Attn: Cally Lai

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 8
GENERAL

8.1
Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty will be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2
Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement will apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

8.3
Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.4
Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

8.5	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

8.6
Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7
Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

8.8	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

8.9
Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.10	Time. Time is of the essence in this Agreement.

8.11
Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Israel applicable therein, and each of the parties hereto expressly attoms to the jurisdiction of the courts of the State of Israel, The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable Tel-Aviv court.

8.12	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

Per:
	Blue Sphere Corporation	Shlomo Palas

Name:	Cally Lai
Title:	President